Exhibit 99.1

For Immediate Release Contact: Tuesday, March 1, 2011	Gary Russell 713-651-4434
Key Energy Services Announces Pricing of Senior Notes
HOUSTON, TX, March 1, 2011 — Key Energy Services, Inc. (NYSE: KEG) today announced that it has priced a registered public offering of $475 million aggregate principal amount of Senior Notes due 2021. The notes will bear interest at a rate of 6.75% per year, payable semi-annually in arrears, beginning September 1, 2011.
The notes offering and sale was made under Key Energy Services’ effective shelf registration statement on Form S-3 filed with the Securities and Exchange Commission on March 1, 2011. The net proceeds from the notes offering will be used to fund the repurchase of any and all of Key Energy Services’ outstanding 8 3/8% Senior Notes due 2014 pursuant to its previously announced tender offer. The offering is expected to close on March 4, 2011, subject to customary closing conditions.
Credit Suisse Securities (USA) LLC, BofA Merrill Lynch, J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated are the joint book-running managers for the offering. In addition, Capital One Southcoast, Inc., Comerica Securities, Inc., Deutsche Bank Securities Inc. and Scotia Capital (USA) Inc. are co-managers. The offering of the notes will be made only by means of a prospectus supplement and accompanying prospectus. When available, copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained from the joint book-running managers by submitting a request to Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, New York 10010, phone: (800) 221-1037; Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, New York, New York 10080, Attention: Prospectus Department, email: dg.prospectus_request@baml.com; J.P. Morgan Securities LLC, 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245, Attention: Prospectus Department, phone: (718) 242-8002; or Morgan Stanley & Co. Incorporated, 180 Varick Street, 2nd Floor, New York, New York 10014, Attention: Prospectus Dept., email: prospectus@morganstanley.com, phone: (866) 718-1649.
This press release is neither an offer to sell nor a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning the contemplated transaction and strategic plans, expectations and objectives for future events and operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Key Energy Services expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by Key Energy Services based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Key Energy Services. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.